UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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West Marine, Inc.

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WEST MARINE, INC.

500 Westridge Drive

Watsonville, California 95076-4100

(831) 728-2700

AMENDMENT TO PROXY STATEMENT

2005 Annual Meeting of Stockholders

The 2005 Annual Meeting of Stockholders of West Marine, Inc. will be held at West Marine’s company headquarters, 500 Westridge Drive, Watsonville, California, on Wednesday, May 11, 2005, at 10:30 a.m., local time. On or about April 11, 2005, we first mailed a proxy statement to our stockholders describing the matters to be voted on at the Annual Meeting. At the Annual Meeting, our stockholders are being asked to: (1) elect ten directors; (2) amend the West Marine, Inc. Omnibus Equity Incentive Plan, as amended and restated effective as of March 2002 (the “Plan”); (3) ratify the appointment of Deloitte & Touche LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending December 31, 2005; and (4) transact such business as may properly come before the Annual Meeting.

We are amending Proposal No. 2 to reduce the number of shares to be added to the Plan from 1,600,000 to 375,000. Otherwise, the original proxy statement and other Proposals remain unchanged, and with respect to Proposal No. 4, we know of no other business to be transacted at the Annual Meeting at this time.

At the 2002 Annual Meeting, our stockholders adopted the Plan. As approved in 2002, the total number of shares available for grant under the Plan, including shares subject to awards previously issued and outstanding, could not exceed 6,450,000. As of January 4, 2005, there were 144,205 shares of common stock available for issuance under the plan. Thus, the Board of Directors, upon the recommendation of the Governance and Compensation Committee, approved an amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance under the Plan. On May 2, 2005, the Governance and Compensation Committee authorized changing the proposed amendment to the Plan to decrease the number of additional shares authorized for issuance from 1,600,000 to 375,000. The proposed amendment to the Plan, including the reduced number of shares authorized for issuance under the Plan, will become effective upon the approval of the amendment by our stockholders at the 2005 Annual Meeting.

Amended Proxy Statement Disclosure

Our original proposal to amend the Plan can be found under “Amendment to Equity Incentive Plan (Proposal No. 2)” on page 25 of the proxy statement for the 2005 Annual Meeting. Proposal No. 2 as amended is attached as Appendix A to this amendment to the original proxy statement.

The Governance and Compensation Committee’s change to the proposed amendment to the Plan will amend the disclosure in the following paragraph found on page 25 by changing the number of shares reserved for issuance, authorized for issuance and available for awards under the Plan. Deleted text is shown below as crossed through and changed numbers are underlined:

Type and Number of Awards Authorized Under the Plan. The Equity Incentive Plan permits the Governance and Compensation Committee to grant awards of stock options, stock appreciation rights, restricted stock, performance units and performance shares. The Board of Directors has approved, subject to stockholder approval, an additional ~~1.6 million~~ 375,000 shares of common stock to be reserved for issuance under the plan. If this proposal is approved, the aggregate number of shares authorized for issuance will be ~~8,050,000~~ 6,825,000 and there will be ~~1,744,205~~ 519,205 shares of West Marine’s common stock available for awards under the plan. The number and types of shares available for awards may be adjusted by the Governance and Compensation Committee, in its sole discretion, to reflect any change in the common stock due to any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination or similar corporate event.

The Governance and Compensation Committee’s change to the proposed amendment to the Plan to decrease the number of additional shares authorized for issuance from 1,600,000 to 375,000 as set forth in the textual revisions appearing above is the only change to the proposals to be voted on at the 2005 Annual Meeting. Otherwise, the original proxy statement for the 2005 Annual Meeting remains unchanged.

The affirmative vote of a majority of shares of West Marine’s common stock present in person or by proxy at the Annual Meeting and entitled to vote is required in order to approve the proposed amendment to the Plan.

Voting Matters

In connection with West Marine’s filing of this amendment to its proxy statement, you, as a stockholder, have the following options:

•	if you have already voted, you can leave your vote as it is or you can change your vote based upon your review of this amendment; or

•	if you have not already voted, you may do so now.

If you have already submitted a proxy by mail, Internet or telephone, your vote will count as submitted by you, or you can revoke your prior proxy and vote again (as described below). We will disregard your prior vote and count your new vote submitted with the latest proxy, through the Internet or by telephone. If you have not voted, we urge you to vote using the proxy card you received with the original proxy statement or through the Internet or by telephone.

If you already have voted and you wish to revoke your proxy and vote again, you may do so by following these steps:

By mail. If you have already completed a proxy card and returned it by mail, you may revoke your proxy and vote again by submitting a new proxy signed by the same person who signed the earlier proxy and delivered to the Secretary of West Marine. If you would like to receive a new proxy card, please telephone the Assistant Secretary at 831-761-4869 and we will send you a new proxy card via overnight courier. Please promptly complete your new proxy card and mail it in the postage-prepaid envelope we will provide. Your new proxy card must be received by 10:00 a.m., Pacific Time, on May 11, 2005; otherwise, your prior proxy card will be used.

By Internet or telephone. If you have already submitted a proxy via the Internet or telephone, you may revoke your proxy and vote again by using the telephone or Internet voting procedures you used to submit your prior proxy. To submit a new proxy via the Internet, please go to http://www.eproxyvote.com/wmar. To submit a new proxy via telephone, please call 1-877-PRX-VOTE (1-877-779-8683). You will need the personal identification number listed on your proxy card that was included with your proxy statement to vote via the Internet or telephone. Your Internet or telephone vote must be received before 11:59 p.m., Eastern Time, on May 10, 2005.

Proxy Material

We will provide upon request and without charge to each stockholder receiving this amendment a copy of the original proxy statement or our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, including the financial statements included therein. Copies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

APPENDIX A

AMENDMENT TO EQUITY INCENTIVE PLAN

(Proposal No. 2)

At the 2002 Annual Meeting, the stockholders adopted the West Marine, Inc. Omnibus Equity Incentive Plan, as amended and restated effective as of March 2002. As approved, the total number of shares available for grant under the Equity Incentive Plan, including shares subject to awards previously issued and outstanding, could not exceed 6,450,000. As of January 4, 2005, there were 144,205 shares of common stock available for issuance under the plan. The Board of Directors, upon the recommendation of the Governance and Compensation Committee, has approved an amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance by 375,000 subject to approval by stockholders at the 2005 Annual Meeting, and to adjust the equity awards payable to non-employee directors.

Set forth below is a summary of the principal features of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the plan.

Purpose. The purpose of the Equity Incentive Plan is to promote the success and enhance the value of West Marine by linking the personal interests of participating employees, directors and consultants to those of West Marine’s stockholders and by providing such employees, directors and consultants with an incentive for outstanding performance. The Equity Incentive Plan is further intended to provide West Marine with the flexibility to further motivate, attract and retain the services of participating employees, directors and consultants upon whose judgment, interest and special efforts West Marine is largely dependent for the successful conduct of its operations.

Administration. The Equity Incentive Plan is administered by a committee appointed by the Board of Directors, which currently is the Governance and Compensation Committee. Except with respect to certain nondiscretionary awards to the non-employee directors, the Governance and Compensation Committee has sole discretion, subject to the limitations in the plan, to determine the individuals to whom awards will be made, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award.

Type and Number of Awards Authorized Under the Plan. The Equity Incentive Plan permits the Governance and Compensation Committee to grant awards of stock options, stock appreciation rights, restricted stock, performance units and performance shares. The Board of Directors has approved, subject to stockholder approval, an additional 375,000 million shares of common stock to be reserved for issuance under the plan. If this proposal is approved, the aggregate number of shares authorized for issuance will be 6,825,000 and there will be 519,205 shares of West Marine’s common stock available for awards under the plan. The number and types of shares available for awards may be adjusted by the Governance and Compensation Committee, in its sole discretion, to reflect any change in the common stock due to any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination or similar corporate event.

Eligibility to Receive Awards. Key employees of West Marine and its subsidiaries, West Marine’s non-employee directors, and persons who provide significant consulting services to West Marine or its subsidiaries (but who are neither employees of West Marine or its subsidiaries nor directors of West Marine) are eligible for awards under the Equity Incentive Plan. Incentive stock options may be granted only to employees. This group of eligible participants consists of approximately 3,300 individuals. Randolph K. Repass is not eligible to participate in any awards under the plan.

Options. The Governance and Compensation Committee may issue incentive stock options (which carry special income tax benefits under Section 421 of the Internal Revenue Code) or nonqualified stock options. The exercise price of the shares subject to each nonqualified stock option is set by the Governance and Compensation Committee, but may not be less than 50% of the fair market value of the common stock on the date the option is granted. Historically, under the Equity Incentive Plan, awards of nonqualified stock options have been issued at fair market value. The exercise price of the shares subject to each incentive stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted. In addition, the exercise price of an incentive stock option must be at least 110% of the fair market value of the common stock if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of West Marine or any of its subsidiaries. Options granted under the plan are exercisable at the times and on the terms established by the Governance and Compensation Committee, and the Governance and Compensation Committee may accelerate the exercisability of any option. The option exercise price must be paid in full in cash or its equivalent at the time of exercise. The Governance and Compensation Committee also may permit payment of the option exercise price by the tender of previously acquired shares of West Marine’s stock (which has been held at least six months) or such other legal consideration which the Governance and Compensation Committee determines to be consistent with the plan’s purpose and applicable law.

Stock Appreciation Rights (SARs). The Equity Incentive Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs and Tandem SARs, and any combination thereof. An Affiliated SAR is one that is granted in connection with an option and under which the SAR automatically will be exercised simultaneously with the exercise of the option. A Freestanding SAR is one that is granted independently of any options. A Tandem SAR is one that is granted in connection with an option, and under which the exercise of the SAR requires a forfeiture of the right to purchase a share under the related option (and, alternatively, when a share is purchased under the option, the SAR is forfeited). The Governance and Compensation Committee has complete discretion to determine the number of SARs granted to any recipient and the terms and conditions of such SARs. However, the grant price of the SAR must be no less than the fair market value of a share of West Marine’s common stock on the date of grant in the case of a Freestanding SAR and equal to the option exercise price of the related option in the case of an Affiliated or Tandem SAR.

Restricted Stock or Bonus Stock Awards. The Equity Incentive Plan permits the grant of restricted stock and bonus stock awards under which recipients receive shares of common stock, and their right to retain the shares of stock vest in accordance with terms established by the Governance and Compensation Committee. The Governance and Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. The Governance and Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any such restrictions, and may issue shares which are immediately vested.

Director Awards. Beginning in 2005, immediately after each annual meeting, each non-employee director and Geoffrey A Eisenberg, if nominated for reelection and so elected by the shareholders, will receive a nondiscretionary grant, at their election, of either (i) an option exercisable for 3,000 shares of common stock or (ii) 1,000 shares of restricted stock. However, following the first annual meeting at which a director is nominated for election and so elected by stockholders, such a director instead will receive a nondiscretionary grant of, at their election, either (i) an option exercisable for 4,500 shares of common stock or (ii) an award of 1,500 shares of restricted stock. The options will be granted with an exercise price equal to the fair market value of West Marine common stock on the grant date, and the options will become exercisable six months following the date of the award. All restricted stock will vest one year after the grant date.

In addition, immediately after each annual meeting, each non-employee director and Mr. Eisenberg, if nominated for reelection and so elected by the shareholders, will receive a nondiscretionary award of West Marine common stock valued at $8,000 and a nondiscretionary award of restricted stock valued at $6,000. The $8,000 of common stock is fully vested when awarded. The $6,000 of restricted stock will vest one year after the grant date.

All awards to the directors are subject to the plan’s overall share limitation. For more information regarding the compensation of directors, see “Compensation of Directors” on page 13.

Performance Unit/Share Awards. The Equity Incentive Plan permits the grant of performance unit and performance share awards which are payable to the recipient, at the discretion of the Governance and

Compensation Committee, in cash, common stock, or a combination thereof, upon the attainment of certain specified performance goals. Each performance unit has an initial value that is established by the Governance and Compensation Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of West Marine’s common stock on the date of its grant. The number and/or value of performance units/shares that will be paid out to recipients will depend upon the extent to which performance goals established by the Governance and Compensation Committee are satisfied. The Governance and Compensation Committee also may waive the achievement of any performance goals for such performance unit/share. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance units/shares earned by the recipient. Subject to the applicable award agreement, performance units/shares awarded to recipients generally will be forfeited to West Marine upon the recipient’s termination of employment prior to the payout of the performance unit or share.

Nontransferability of Awards. Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, a recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

Repricing. Effective August 19, 2004, the Board of Directors amended the Equity Incentive Plan to specifically provide that neither the Board nor the Governance and Compensation Committee will amend the plan to permit a transaction that would have the effect of repricing a stock option or SAR under applicable financial accounting standards without obtaining shareholder approval of such amendment.

Tax Aspects. Under current federal income tax laws, the typical tax consequences of participation in the Equity Incentive Plan are as follows: (i) A recipient of a stock option or SAR will not recognize taxable income upon the grant of the option. For SARs and options other than incentive stock options, the recipient will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be eligible for capital gain or loss treatment; (ii) Purchase of shares upon exercise of an incentive stock option generally will not result in any taxable income to the recipient, except for purposes of the alternative minimum tax. Gain or loss recognized by the recipient on a later sale or other disposition will be treated either as long-term capital gain/loss or ordinary income depending upon whether the recipient holds the shares transferred upon the exercise for a specified period (generally 12 months); (iii) Unless the recipient elects to recognize ordinary income at the time of receipt of a restricted stock award, the recipient will not recognize taxable income upon the receipt of the award, but at the time the award vests will recognize ordinary income equal to the fair market value of the shares at the time of vesting; (iv) At the discretion of the Governance and Compensation Committee, the plan allows a recipient to satisfy withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of common stock withheld, or by delivering to West Marine shares already owned (and held at least six months), having a value equal to the amount required to be withheld; and (v) West Marine will be entitled to a tax deduction in connection with an award under the plan only in an amount equal to the ordinary income realized by the recipient, and at the time the recipient recognizes such income.

The following table sets forth (i) the number of shares of West Marine’s common stock, determined as of March 24, 2005, that will be awarded to the directors of West Marine under the Equity Incentive Plan as of the date of the Annual Meeting, and (ii) the dollar value of such awards based on the closing price for the shares as of March 24, 2005. The closing price of West Marine common stock on March 24, 2005 was $20.75 per share. While additional awards will be made under the plan to the West Marine’s employees, including executive officers, it currently is impossible to determine the amounts and terms of any such awards.

PLAN BENEFITS

	West Marine, Inc. Omnibus Equity Incentive Plan, as amended
Name of Individual or Group	Dollar Value ($)	Number of Units (#)
All directors who are not executive officers, as a group	$564,877	27,223	(1)

(1)	Assumes for these purposes only, that the directors elect to receive stock options exercisable for 3,000 or 4,500 shares, as applicable, instead of 1,000 or 1,500 shares of restricted stock.

Required Vote. The affirmative vote of a majority of shares of West Marine’s common stock present in person or by proxy at the Annual Meeting and entitled to vote is required in order to approve the proposed amendment to the Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

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